Exhibit 99.1

NEWS FROM LAKELAND FINANCIAL CORPORATION
FOR IMMEDIATE RELEASE

Contact
Lisa M. O’Neill
Executive Vice President and Chief Financial Officer
(574) 267-9125
lisa.oneill@lakecitybank.com

Lakeland Financial Reports Annual Net Income of $93.5 million, Organic Average Loan Growth of 5% and Average Deposit Growth of 4%

Warsaw, Indiana (January 24, 2025) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, today reported net income of $93.5 million for the year ended December 31, 2024, versus $93.8 million for the year ended December 31, 2023. Diluted earnings per share were $3.63 for the twelve months ended December 31, 2024, versus $3.65 for 2023.

Net income was $24.2 million for the three months ended December 31, 2024, a decrease of $5.4 million, or 18%, compared with net income of $29.6 million for the three months ended December 31, 2023. Diluted earnings per share of $0.94 for the fourth quarter of 2024 decreased by 19% from $1.16 for the fourth quarter of 2023. On a linked quarter basis, net income increased 4%, or $852,000, from third quarter 2024 net income of $23.3 million. Linked quarter diluted earnings per share improved by 3% from $0.91 for the third quarter of 2024.

Pretax pre-provision earnings, which is a non-GAAP measure, were $128.4 million for the twelve months ended December 31, 2024, an increase of $12.3 million, or 11%, compared to $116.2 million for the twelve months ended December 31, 2023. Pretax pre-provision earnings were $32.9 million for the three months ended December 31, 2024, a decrease of $3.4 million, or 9%, compared to $36.4 million for the three months ended December 31, 2023. Pretax pre-provision earnings increased by $2.1 million, or 7%, compared to $30.8 million on a linked quarter basis.

“2024 continued a long and consistent trend of organic growth in our balance sheet. We successfully expanded both our loan and deposit franchises during the year,” stated David M. Findlay, Chairman and CEO. “We are particularly pleased with the 9-basis point expansion of our net interest margin on a linked quarter basis as we effectively managed the balance sheet throughout the year.”

Quarterly Financial Performance

Fourth Quarter 2024 versus Fourth Quarter 2023 highlights:

•Tangible book value per share grew by $1.25, or 5%, to $26.47
•Total risk-based capital ratio improved to 15.90%, compared to 15.47%
•Tangible capital ratio improved to 10.19%, compared to 9.91%
•Average loans grew by $206.9 million, or 4%, to $5.09 billion
•Core deposit growth of $274.3 million, or 5%, to $5.9 billion
•Average equity increased by $121.1 million, or 21%
•Return on average equity of 13.87%, compared to 20.52%
•Return on average assets of 1.42%, compared to 1.80%
•Net interest margin improved to 3.25% versus 3.23%
•Net interest income increased by $3.1 million, or 6%
•Noninterest expense increased by $1.2 million, or 4%
•Provision expense of $3.7 million, compared to $300,000
•Net charge offs of $1.4 million versus $433,000
•Watch list loans as a percentage of total loans increased to 4.13% from 3.72%

Fourth Quarter 2024 versus Third Quarter 2024 highlights:

•Total risk-based capital ratio improved to 15.90% from 15.75%

•Average equity growth of $23.6 million, or 4%
•Average loans grew by $22.3 million, or less than 1%, to $5.09 billion
•Core deposits increased by $118.6 million, or 2%, to $5.8 billion
•Net interest margin improved 9 basis points to 3.25% versus 3.16%
•Return on average equity of 13.87%, compared to 13.85%
•Return on average assets of 1.42%, compared to 1.39%
•Noninterest income decreased by $41,000, or less than 1%
•Noninterest expense increased by $260,000, or 1%
•Provision expense of $3.7 million, compared to $3.1 million
•Individually analyzed and watch list loans declined by $56.4 million, or 21%
•Watch list loans as a percentage of total loans improved to 4.13% from 5.27%

Capital Strength

The company’s total capital as a percentage of risk-weighted assets improved to 15.90% at December 31, 2024, compared to 15.47% at December 31, 2023 and 15.75% at September 30, 2024. These capital levels significantly exceeded the 10.00% regulatory threshold required to be characterized as “well capitalized” and reflect the company's robust capital base.

The company’s tangible common equity to tangible assets ratio, which is a non-GAAP financial measure, improved to 10.19% at December 31, 2024, compared to 9.91% at December 31, 2023. The tangible common equity ratio contracted from 10.47% at September 30, 2024. Unrealized losses from available-for-sale investment securities were $191.1 million at December 31, 2024, compared to $174.6 million at December 31, 2023 and $154.5 million at September 30, 2024. Excluding the impact of accumulated other comprehensive income (loss) on tangible common equity and tangible assets, the company’s ratio of adjusted tangible common equity to adjusted tangible assets, a non-GAAP financial measure, improved to 12.37% at December 31, 2024, compared to 11.99% at December 31, 2023 and 12.29% at September 30, 2024.

As announced on January 14, 2025, the board of directors approved a cash dividend for the fourth quarter of $0.50 per share, payable on February 5, 2025, to shareholders of record as of January 25, 2025. The fourth quarter dividend per share represents a 4% increase from the $0.48 dividend per share paid for the fourth quarter of 2023.

“The continued growth in our capital base supports the increase in our dividend rate paid to shareholders and contributes to the growth in total return for shareholders. The compounded annual growth rate for our dividend is 15% since 2012,” stated Kristin L. Pruitt, President.

Loan Portfolio

Average total loans for the twelve months ended December 31, 2024 were $5.04 billion, an increase of $225.7 million, or 5%, from $4.81 billion for the twelve months ended December 31, 2023. Average total loans of $5.09 billion in the fourth quarter of 2024, increased $206.9 million, or 4%, from $4.88 billion for the fourth quarter of 2023, and increased $22.3 million, or less than 1%, from $5.06 billion for the third quarter of 2024.

“Loan growth in 2024 benefited from healthy increases in both our commercial and consumer lending activities,” noted Findlay. “We were pleased to report 8% growth in consumer loans, 6% growth in CRE and multi-family loans, and 2% growth in commercial and industrial loans for 2024. Our Indiana markets continue to benefit from expanding economic activity stimulated by the pro-business operating environment. We continue to be focused on active business development efforts in every market and we are looking forward to continued organic growth in 2025.”

Total loans, net of deferred loan fees, increased by $200.6 million, or 4%, from $4.92 billion as of December 31, 2023 to $5.12 billion as of December 31, 2024. The increase in loans occurred across much of the portfolio with our commercial real estate and multi-family residential loan portfolio growing by $155.0 million, or 6%, our commercial and industrial loan portfolio growing by $30.1 million, or 2%, and our consumer 1-4 family mortgage loans portfolio growing by $34.0 million, or 7%. These increases were offset by a decrease to other commercial loans of $25.1 million, or 21%. On a linked quarter basis, total loans, net of deferred loan fees, increased by $35.7 million, or 1%, from $5.08 billion at September 30, 2024. The linked quarter increase was primarily a result of growth in total commercial real estate and multi-family residential loans of $42.7 million, or 2%, and growth in total agri-business and agricultural loans of $29.0 million, or 8%. Offsetting these increases was a decrease in total commercial and industrial loans of $42.0 million, or 3%.

Commercial loan originations for the fourth quarter included approximately $390.0 million in loan originations, offset by approximately $359.0 million in commercial loan pay downs. Line of credit usage increased to 41% as of December 31, 2024, compared to 39% at December 31, 2023 and was unchanged from 41% as of September 30, 2024. Total available lines of credit contracted by $238.0 million, or 5%, as compared to a year ago, and line usage decreased by $2.0 million, or less than 1%, over that period. The company has limited exposure to commercial office space borrowers, all of which are in the bank’s Indiana markets. Loans totaling $101.7 million for this sector represented 2% of total loans at December 31, 2024, a decrease of $899,000, or 1%, from September 30, 2024. Commercial real estate loans secured by multi-family residential properties and secured by non-farm non-residential properties were approximately 213% of total risk-based capital at December 31, 2024.

Diversified Deposit Base

The bank's diversified deposit base has grown on a year over year basis and on a linked quarter basis.

DEPOSIT DETAIL
(unaudited, in thousands)

	December 31, 2024		September 30, 2024		December 31, 2023
Retail	$1,780,726	30.2%	$1,709,899	29.3%	$1,794,958	31.4%
Commercial	2,269,049	38.4	2,304,041	39.5	2,227,147	38.9
Public funds	1,809,631	30.7	1,726,869	29.6	1,563,015	27.3
Core deposits	5,859,406	99.3	5,740,809	98.4	5,585,120	97.6
Brokered deposits	41,560	0.7	96,504	1.6	135,405	2.4
Total	$5,900,966	100.0%	$5,837,313	100.0%	$5,720,525	100.0%

Total deposits increased $180.4 million, or 3%, from $5.72 billion as of December 31, 2023 to $5.90 billion as of December 31, 2024. The increase in total deposits was driven by an increase in core deposits (which excludes brokered deposits) of $274.3 million, or 5%. Total core deposits at December 31, 2024 were $5.86 billion and represented 99% of total deposits, as compared to $5.59 billion and 98% of total deposits at December 31, 2023. Brokered deposits were $41.6 million, or 1% of total deposits, at December 31, 2024, compared to $135.4 million, or 2% of total deposits, at December 31, 2023.

The increase in core deposits since December 31, 2023 reflects growth in commercial deposits and public funds deposits. Public funds deposits grew annually by $246.6 million, or 16%, to $1.81 billion. Commercial deposits grew annually by $41.9 million, or 2%, to $2.27 billion. Retail deposits contracted annually by $14.2 million, or 1%, to $1.78 billion. The increase in public funds deposits drove the change in the composition of core deposits as public funds deposits as a percentage of total deposits increased to 31%, from 27%. Commercial and retail deposits as a percentage of total deposits contracted to 38%, from 39%, and to 30%, from 31%, respectively. Growth in public funds was positively impacted by the addition of a new public funds customers in the Lake City Bank footprint which included the addition of their operating accounts.

On a linked quarter basis, total deposits increased $63.7 million, or 1%, from $5.84 billion at September 30, 2024 to $5.90 billion at December 31, 2024. Core deposits increased by $118.6 million, or 2%, while brokered deposits decreased by $54.9 million, or 57%. Linked quarter growth in core deposits resulted primarily from an increase in public funds deposits of $82.8 million, or 5%, and growth in retail deposits of $70.8 million, or 4%. Offsetting these increases was a decrease in commercial deposits of $35.0 million, or 2%.

“Core deposit growth was steady throughout 2024 and accounts for 99% of the funding sources for Lake City Bank,” commented Findlay. “We are pleased that our growth in core deposits came from every region of the bank. We continue to successfully fund the loan growth with in-market stable and diversified deposit growth. We continue to gain market share in our more mature Northern Indiana markets and implemented strategies to enhance growth in the Indianapolis market through data-driven marketing and business development efforts.”

Average total deposits were $6.01 billion for the fourth quarter of 2024, an increase of $208.5 million, or 4%, from $5.80 billion for the fourth quarter of 2023. Average interest-bearing deposits drove the increase in average total deposits and increased by $301.1 million, or 7%. Contributing to the overall growth of interest-bearing deposits was an increase to average interest-bearing checking accounts of $431.9 million, or 14%. Offsetting this increase was a reduction in average time deposits of $98.9 million, or 9%, and a decrease to average savings deposits of $31.9 million, or 10%. Average noninterest-bearing demand deposits decreased by $92.5 million, or 7%.

On a linked quarter basis, average total deposits increased by $130.9 million, or 2%, from $5.88 billion for the third quarter of 2024 to $6.01 billion for the fourth quarter of 2024. Average interest-bearing deposits drove the increase to total average deposits, which increased by $93.2 million, or 2%. An increase to interest bearing checking accounts of $209.6 million, or 6%, drove the increase to average interest-bearing deposits on a linked quarter basis. Offsetting this increase was a decrease to total average time deposits of $111.1 million, or 10%. Average noninterest-bearing demand deposits increased by $37.7 million, or 3%.

Checking account trends as of December 31, 2024 compared to December 31, 2023, include growth of $310.5 million, or 24%, in aggregate public fund checking account balances, growth of $24.5 million, or 1%, in aggregate commercial checking account balances, and expansion of $34.4 million, or 4%, in aggregate retail checking account balances. The number of accounts has also grown for all three segments, with growth of 7% for public funds accounts, 2% for commercial accounts and 1% for retail accounts during 2024.

Deposits not covered by FDIC deposit insurance as a percentage of total deposits were 62% as of December 31, 2024, compared to 61% at September 30, 2024, and 57% at December 31, 2023, reflecting the growth in public fund deposits over the period. Deposits not covered by FDIC deposit insurance or the Indiana Public Deposit Insurance Fund (which insures public funds deposits in Indiana), were 32% of total deposits as of December 31, 2024, compared to 32% at September 30, 2024, and 31% as of December 31, 2023. As of December 31, 2024, 98% of deposit accounts had deposit balances less than $250,000.

Net Interest Margin

Net interest margin was 3.25% for the fourth quarter of 2024, representing a 2 basis point increase from 3.23% for the fourth quarter of 2023. Earning assets yields decreased by 15 basis points to 5.81% for the fourth quarter of 2024 from 5.96% for the fourth quarter of 2023. The decrease in earning asset yields was offset by a decrease in the company's funding costs of 17 basis points as interest expense as a percentage of average earning assets decreased to 2.56% for the fourth quarter of 2024, compared to 2.73% for the fourth quarter of 2023.

Linked quarter net interest margin expanded by 9 basis point to 3.25% for the fourth quarter of 2024, compared to 3.16% for the third quarter of 2024. Average earning asset yields decreased by 23 basis points from 6.04% during the third quarter of 2024 to 5.81% during the fourth quarter of 2024 and were offset by a 32 basis point decrease in interest expense as a percentage of average earning assets from 2.88% to 2.56%. The cumulative 100 basis point decline in the Federal Funds Rate during 2024, drove the reduction in funding costs that provided for the net interest margin expansion through deposit repricing. Notably, the deposit mix shift from noninterest bearing deposits to interest bearing deposits experienced by the company during the monetary tightening cycle of March 2022 through September 2024 has stabilized with noninterest bearing deposits representing 22% of total deposits at December 31, 2024, compared to 24% at December 31, 2023 and 22% at September 30, 2024.

“Our thoughtful and strategic balance sheet management strategies led to healthy net interest margin expansion of 9 basis points during the fourth quarter,” noted Lisa M. O’Neill, Executive Vice-President and Chief Financial Officer. “Net interest margin expansion resulted from reduced deposit costs that outpaced loan repricing due to falling short term rates. Our public fund balances are largely tied to the effective federal funds rate, and we also continue to benefit from fixed rate loan repricing to the higher interest rate environment.”

The loan beta for the current rate-easing cycle is 25% compared to the deposit beta of 31%. The cumulative loan beta, which measures the sensitivity of a bank's average loan yield to changes in short-term interest rates, was 56% for the recent rate-tightening cycle. The cumulative deposit beta, which measures the sensitivity of a bank's deposit cost to changes in short-term interest rates, was 54% for the recent rate-tightening cycle.

Liquidity Overview

The bank has robust liquidity resources. These resources include secured borrowings available from the Federal Home Loan Bank and the Federal Reserve Bank Discount Window. In addition, the bank has unsecured borrowing capacity through long established relationships within the brokered deposits markets, federal funds lines from correspondent bank partners, and Insured Cash Sweep (ICS) one-way buy funds available from the Intrafi network. As of December 31, 2024, the company had access to an aggregate of $3.7 billion in liquidity from these sources, compared to $3.4 billion at December 31, 2023 and $3.7 billion at September 30, 2024. Utilization from these sources totaled $41.6 million at December 31, 2024, compared to $185.4 million at December 31, 2023 and $96.5 million at September 30, 2024. Core deposits have historically represented, and currently represent, the primary funding resource of the bank at 99% of total deposits and purchased funds.

Investment Portfolio Overview

Total investment securities were $1.12 billion at December 31, 2024, reflecting a decrease of $58.7 million, or 5%, as compared to $1.18 billion at December 31, 2023. On a linked quarter basis, investment securities decreased $24.8 million, or 2%, due primarily to a decline in the fair market value of available-for-sale securities of $36.6 million, portfolio cash flows of $15.1 million and partially offset by investment security purchases of $30.0 million. Investment securities represented 17% of total assets on December 31, 2024, compared to 18% at December 31, 2023 and 17% at September 30, 2024. The ratio of investment securities as a percentage of total assets remains elevated over historical levels of approximately 12% to 14%. The company expects the investment securities portfolio as a percentage of assets to continue to decrease over time as the proceeds from pay downs, sales and maturities are used to fund loan growth and for general liquidity purposes. Tax equivalent adjusted effective duration for the investment portfolio was 6.0 years at December 31, 2024, compared to 6.5 years and 6.3 years at December 31, 2023 and September 30, 2024, respectively. Tax equivalent adjusted effective duration of the investment portfolio remains elevated as compared to 4.0 years at December 31, 2019 prior to the deployment of excess liquidity to the investment portfolio and the impact of the higher interest rate environment. The company anticipates receiving principal and interest cash flows of approximately $104.2 million during 2025 from the investment securities portfolio and plans to use that liquidity to fund loan growth and to fund new investment securities purchases.

Net interest income decreased by $356,000, or less than 1%, for the twelve months ended December 31, 2024, as compared to the twelve months ended December 31, 2023. Deposit interest expense increased by $35.0 million. Offsetting the increase in deposit interest expense was an increase in loan interest income of $29.8 million and a reduction in borrowings interest expense of $4.7 million. Net interest income was $51.7 million for the fourth quarter of 2024, representing an increase of $3.1 million, or 6%, as compared to the fourth quarter of 2023. Net interest income for the fourth quarter of 2024 benefited from an increase in loan interest income of $1.9 million and a reduction in interest expense of $667,000 compared to the prior year quarter. On a linked quarter basis, net interest income increased $2.4 million, or 5%, from $49.3 million for the third quarter of 2024. On a linked quarter basis, the increase to net interest income was driven by a $4.1 million reduction in interest expense and a $1.1 million increase in income from short-term investments. Offsetting the reduction in interest expense was a reduction in loan interest income of $2.9 million.
On a full year basis, revenue increased by $6.6 million, or 3%, to $253.5 million as compared to $246.9 million for 2023. Revenue was $63.6 million for the fourth quarter 2024 representing a decrease of $2.2 million, or 3%, as compared to the fourth quarter of 2023. On a linked quarter basis, revenue increased by $2.4 million, or 4%, from $61.2 million in the third quarter of 2024.
Asset Quality

Provision expense was $16.8 million for the year ended December 31, 2024, an increase of $10.9 million, or 186%, as compared to $5.9 million during 2023. The elevated provision recorded during 2024 as compared to the prior year was primarily driven by an increase in specific allocations from the downgrade of a $43.3 million credit to an industrial company in Northern Indiana. The relationship was placed on nonperforming status in conjunction with the downgrade, which occurred during the second quarter of 2024. Additional specific allocations of $5.5 million were reserved for this credit during the fourth quarter of 2024. The company recorded a provision expense of $3.7 million in the fourth quarter of 2024, compared to provision expense of $300,000 in the fourth quarter of 2023. On a linked quarter basis, provision expense increased by $632,000 from $3.1 million for the third quarter of 2024, or 21%.

The allowance for credit loss reserve to total loans was 1.68% at December 31, 2024, up from 1.46% at December 31, 2023, and 1.65% at September 30, 2024. Net charge offs were $2.8 million for the full year 2024 compared to $6.5 million for 2023. Net charge offs to total loans were 0.05% for 2024 compared to 0.13% for 2023. Net charge offs in the fourth quarter of 2024 were $1.4 million compared to $433,000 in the fourth quarter of 2023 and $143,000 during the linked third quarter of 2024. Annualized net charge offs to average loans were 0.11% for the fourth quarter of 2024, compared to 0.04% for the fourth quarter of 2023, and 0.01% for the linked third quarter of 2024.

Nonperforming assets increased $40.8 million, or 253%, to $56.9 million as of December 31, 2024, versus $16.1 million as of December 31, 2023. On a linked quarter basis, nonperforming assets decreased $1.2 million, or 2%, compared to $58.1 million as of September 30, 2024. The ratio of nonperforming assets to total assets at December 31, 2024 increased to 0.85% from 0.25% at December 31, 2023 and decreased from 0.87% at September 30, 2024. The full-year increase in nonperforming assets was primarily driven by the industrial borrower relationship referenced above.

Total individually analyzed and watch list loans increased by $28.1 million, or 15%, to $211.1 million as of December 31, 2024, versus $183.1 million as of December 31, 2023. On a linked quarter basis, total individually analyzed and watch list loans decreased by $56.4 million, or 21%, from $267.6 million at September 30, 2024. Watch list loans as a percentage of total loans increased by 41 basis points to 4.13% at December 31, 2024, compared to 3.72% at December 31, 2023, and decreased by 114 basis points from 5.27% at September 30, 2024. The linked quarter decrease in total individually analyzed and watch list loans was primarily driven by the removal of six relationships from the watch list with an aggregate balance of $63.7 million, offset by the addition of four downgraded credits with an aggregated balance of $8.4 million. Approximately $45.5 million of the watch list removals were attributable to credit upgrades, with the remaining $18.2 million in removals attributable to payoffs.

“We are encouraged by the $56 million decrease in watch list credits during the quarter and are cautiously optimistic following our fourth quarter, semi-annual portfolio reviews meetings during which we review every commercial banker’s portfolio,” stated Findlay. “Economic conditions in all of our markets remain stable and we continue to actively manage our loan portfolio challenges.”

Noninterest Income

Noninterest income increased by $7.0 million, or 14%, to $56.8 million for the twelve months ended December 31, 2024, compared to $49.9 million for the prior year. The increase in noninterest income for the twelve months ended December 31, 2024 was primarily driven by the net gain on sale of Visa shares of $9.0 million. Contributing further to the increase in noninterest income was an increase to wealth and advisory fees of $1.4 million, or 15%, driven by growth in customers and favorable market performance. Bank owned life insurance income increased $1.1 million, or 34%, due to favorable market performance of the company's variable bank owned life insurance policies. Offsetting these increases was a $4.5 million, or 49%, decrease to other income. Other income was elevated during the twelve months ended December 31, 2023 from insurance and loss recoveries of $6.3 million that were related to the 2023 wire fraud loss. Offsetting the impact of these recoveries was increased investment income from the company's limited partnership investments and the receipt of an additional $1.0 million in recoveries from the wire fraud loss. Adjusted core noninterest income, a non-GAAP financial measure that excludes the effects of certain non-routine operating events, was $46.8 million for the twelve months ended December 31, 2024, an increase of $3.3 million, or 8%, compared to $43.6 million for twelve months ended December 31, 2023.

Findlay added, “It is very gratifying to report strong growth in core noninterest income for 2024. Our fee-based lines of business made significant contributions to revenue growth during the year. Notably, Wealth Advisory fees grew by 15% and treasury management fees grew by 5%. As we move into 2025, our teams continue to be focused on driving continued growth in these business lines.”

The company’s noninterest income decreased $5.3 million, or 31%, to $11.9 million for the fourth quarter of 2024, compared to $17.2 million for the fourth quarter of 2023. Wealth advisory fees increased $388,000, or 17%, and bank owned life insurance increased $476,000, or 64%. Other income decreased $6.5 million, or 89%. Other income was elevated during the fourth quarter of 2023 primarily due to insurance and loss recoveries of $6.3 million related to the wire fraud loss. Adjusted core noninterest income was $11.9 million for the fourth quarter of 2024, an increase of $968,000, or 9%, compared to $10.9 million for the fourth quarter of 2023.

On a linked quarter basis, noninterest income for the fourth quarter of 2024 decreased by $41,000, or less than 1%, from $11.9 million during the third quarter of 2024. The linked quarter decrease was driven by a decrease to other income of $261,000, or 25%, and was offset by an increase to bank owned life insurance income $148,000, or 14%.

Noninterest Expense

Noninterest expense decreased by $5.6 million, or 4%, from $130.7 million to $125.1 million for the twelve months ended December 31, 2023 and 2024, respectively. Noninterest expense during 2023 was elevated as compared to 2024 due to the wire fraud loss, which added a net $16.7 million to noninterest expense. Offsetting this impact on noninterest expense was a $7.6 million, or 13%, increase in salaries and employees benefits during the full year 2024. The increase to salaries and benefits expense resulted primarily from increases to salaries and wages of $3.2 million, performance-based incentive compensation of $2.3 million, health insurance expense of $918,000, and variable deferred compensation of $950,000, which relates to the company's variable bank owned life insurance. Other expense increased $2.6 million, or 24%, primarily due to an accrued legal expense of $4.5 million. Data processing fees and supplies increased by $1.2 million, or 8%, from the continued investment in customer-facing and operational technology solutions. Adjusted core noninterest expense, a non-GAAP financial measure that excludes the effects of certain non-routine operating events, was $120.5 million for the twelve months ended December 31, 2024, an increase of $6.5 million, or 6%, compared to $114.0 million for the twelve months ended December 31, 2023.

Noninterest expense increased $1.2 million, or 4%, to $30.7 million for the fourth quarter of 2024, compared to $29.4 million during the fourth quarter of 2023. Driving the fourth quarter 2024 increase to noninterest expense was an increase to salaries and benefits expense of $1.5 million, or 10%, which was primarily attributable to increased salary expense of $825,000, deferred compensation of $414,000 and increased health insurance of $222,000. Other expense decreased by $595,000, or 20%, from lower legal accruals. Adjusted core noninterest expense increased by $1.7 million, or 6%, from $29.0 million during the fourth quarter of 2023.

On a linked quarter basis, noninterest expense increased by $260,000, or 1%, from $30.4 million during the third quarter of 2024. Driving the increase in noninterest expense was an increase in salaries and employee benefits of $785,000, or 5%, primarily due to performance-based incentive compensation. Corporate and business development expense decreased by $419,000, or 31%, which was driven by a reduction in advertising expense during the quarter. Other expense decreased by $132,000, or 5%.

The company's efficiency ratio for the twelve months ended December 31, 2024 was 49.3% compared to 52.9% for the twelve months ended December 31, 2023. The company's adjusted core efficiency ratio, a non-GAAP financial measure that excludes the impact of certain non-routine operating events, was 49.5% for the twelve months ended December 31, 2024 as compared to 47.4% for the twelve months ended December 31, 2023.

The company’s efficiency ratio was 48.2% for the fourth quarter of 2024, compared to 44.7% for the fourth quarter of 2023 and 49.7% for the linked third quarter of 2024. The company's adjusted core efficiency ratio was 48.7% for the fourth quarter of 2023 and unchanged when compared to the company's efficiency ratio for the third and fourth quarters of 2024.

Information regarding Lakeland Financial Corporation may be accessed on the home page of its subsidiary, Lake City Bank, at lakecitybank.com. The company’s common stock is traded on the Nasdaq Global Select Market under “LKFN.” Lake City Bank, a $6.7 billion bank headquartered in Warsaw, Indiana, was founded in 1872 and serves Central and Northern Indiana communities with 54 branch offices and a robust digital banking platform. Lake City Bank's community banking model prioritizes building in-market long-term customer relationships while delivering technology-forward solutions for retail and commercial clients.

This document contains, and future oral and written statements of the company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “continue,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. The company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and, accordingly, the reader is cautioned not to place undue reliance on any forward-looking statements made by the company. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the company undertakes no obligation to update any statement in light of new information or future events. Numerous factors could cause the company’s actual results to differ from those reflected in forward-looking statements, including the effects of economic, business and market conditions and changes, particularly in our Indiana market area, including prevailing interest rates and the rate of inflation; governmental monetary and fiscal policies; the risks of changes in interest rates on the levels, composition and costs of deposits, loan demand and the values and liquidity of loan collateral, securities and other interest sensitive assets and liabilities; and changes in borrowers’ credit risks and payment behaviors, as well as those identified in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

LAKELAND FINANCIAL CORPORATION
FOURTH QUARTER 2024 FINANCIAL HIGHLIGHTS

	Three Months Ended			Twelve Months Ended
(Unaudited – Dollars in thousands, except per share data)	December 31,	September 30,	December 31,	December 31,	December 31,
END OF PERIOD BALANCES	2024	2024	2023	2024	2023
Assets	$6,678,374	$6,645,371	$6,524,029	$6,678,374	$6,524,029
Investments	1,122,994	1,147,806	1,181,646	1,122,994	1,181,646
Loans	5,117,948	5,081,990	4,916,534	5,117,948	4,916,534
Allowance for Credit Losses	85,960	83,627	71,972	85,960	71,972
Deposits	5,900,966	5,837,313	5,720,525	5,900,966	5,720,525
Brokered Deposits	41,560	96,504	135,405	41,560	135,405
Core Deposits (1)	5,859,406	5,740,809	5,585,120	5,859,406	5,585,120
Total Equity	683,911	699,181	649,793	683,911	649,793
Goodwill Net of Deferred Tax Assets	3,803	3,803	3,803	3,803	3,803
Tangible Common Equity (2)	680,108	695,378	645,990	680,108	645,990
Adjusted Tangible Common Equity (2)	846,040	832,813	800,450	846,040	800,450
AVERAGE BALANCES
Total Assets	$6,795,596	$6,656,464	$6,514,430	$6,662,718	$6,464,980
Earning Assets	6,470,920	6,329,287	6,145,937	6,328,498	6,114,225
Investments	1,134,011	1,128,705	1,107,862	1,134,979	1,184,659
Loans	5,086,614	5,064,348	4,879,695	5,039,406	4,813,678
Total Deposits	6,011,122	5,880,177	5,802,592	5,836,025	5,604,228
Interest Bearing Deposits	4,729,201	4,635,993	4,428,140	4,578,219	4,128,922
Interest Bearing Liabilities	4,729,206	4,649,745	4,441,425	4,644,553	4,295,743
Total Equity	693,744	670,160	572,653	662,087	588,667
INCOME STATEMENT DATA
Net Interest Income	$51,694	$49,273	$48,599	$196,679	$197,035
Net Interest Income-Fully Tax Equivalent	52,804	50,383	49,914	201,363	202,347
Provision for Credit Losses	3,691	3,059	300	16,750	5,850
Noninterest Income	11,876	11,917	17,208	56,844	49,858
Noninterest Expense	30,653	30,393	29,445	125,084	130,710
Net Income	24,190	23,338	29,626	93,478	93,767
Pretax Pre-Provision Earnings (2)	32,917	30,797	36,362	128,439	116,183
PER SHARE DATA
Basic Net Income Per Common Share	$0.94	$0.91	$1.16	$3.64	$3.67
Diluted Net Income Per Common Share	0.94	0.91	1.16	3.63	3.65
Cash Dividends Declared Per Common Share	0.48	0.48	0.46	1.92	1.84
Dividend Payout	51.06%	52.75%	39.66%	52.89%	50.41%
Book Value Per Common Share (equity per share issued)	$26.62	$27.22	$25.37	$26.62	$25.37
Tangible Book Value Per Common Share (2)	26.47	27.07	25.22	26.47	25.22
Market Value – High	$78.61	$72.25	$67.88	$78.61	$77.07
Market Value – Low	61.10	57.45	45.59	57.45	43.05

	Three Months Ended			Twelve Months Ended
(Unaudited – Dollars in thousands, except per share data)	December 31,	September 30,	December 31,	December 31,	December 31,
PER SHARE DATA (continued)	2024	2024	2023	2024	2023
Basic Weighted Average Common Shares Outstanding	25,686,276	25,684,407	25,614,420	25,676,543	25,604,751
Diluted Weighted Average Common Shares Outstanding	25,792,460	25,767,739	25,732,870	25,769,018	25,723,165
KEY RATIOS
Return on Average Assets	1.42%	1.39%	1.80%	1.40%	1.45%
Return on Average Total Equity	13.87	13.85	20.52	14.12	15.93
Average Equity to Average Assets	10.21	10.07	8.79	9.94	9.11
Net Interest Margin	3.25	3.16	3.23	3.18	3.31
Efficiency (Noninterest Expense/Net Interest Income plus Noninterest Income)	48.22	49.67	44.74	49.34	52.94
Loans to Deposits	86.73	87.06	85.95	86.73	85.95
Investment Securities to Total Assets	16.82	17.27	18.11	16.82	18.11
Tier 1 Leverage (3)	12.15	12.18	11.82	12.15	11.82
Tier 1 Risk-Based Capital (3)	14.64	14.50	14.21	14.64	14.21
Common Equity Tier 1 (CET1) (3)	14.64	14.50	14.21	14.64	14.21
Total Capital (3)	15.90	15.75	15.47	15.90	15.47
Tangible Capital (2)	10.19	10.47	9.91	10.19	9.91
Adjusted Tangible Capital (2)	12.37	12.29	11.99	12.37	11.99
ASSET QUALITY
Loans Past Due 30 - 89 Days	$4,273	$829	$3,360	$4,273	$3,360
Loans Past Due 90 Days or More	28	95	27	28	27
Nonaccrual Loans	56,431	57,551	15,687	56,431	15,687
Nonperforming Loans	56,459	57,646	15,714	56,459	15,714
Other Real Estate Owned	284	384	384	284	384
Other Nonperforming Assets	143	21	8	143	8
Total Nonperforming Assets	56,886	58,051	16,106	56,886	16,106
Individually Analyzed Loans	78,647	77,654	16,124	78,647	16,124
Non-Individually Analyzed Watch List Loans	132,499	189,918	166,961	132,499	166,961
Total Individually Analyzed and Watch List Loans	211,146	267,572	183,085	211,146	183,085
Gross Charge Offs	1,657	231	566	3,468	7,332
Recoveries	299	88	133	706	848
Net Charge Offs/(Recoveries)	1,358	143	433	2,762	6,484
Net Charge Offs/(Recoveries) to Average Loans	0.11%	0.01%	0.04%	0.05%	0.13%
Credit Loss Reserve to Loans	1.68	1.65	1.46	1.68	1.46
Credit Loss Reserve to Nonperforming Loans	152.25	145.07	458.01	152.25	458.01
Nonperforming Loans to Loans	1.10	1.13	0.32	1.10	0.32
Nonperforming Assets to Assets	0.85	0.87	0.25	0.85	0.25
Total Individually Analyzed and Watch List Loans to Total Loans	4.13%	5.27%	3.72%	4.13%	3.72%

	Three Months Ended			Twelve Months Ended
(Unaudited – Dollars in thousands, except per share data)	December 31,	September 30,	December 31,	December 31,	December 31,
PER SHARE DATA (continued)	2024	2024	2023	2024	2023
OTHER DATA
Full Time Equivalent Employees	643	639	619	643	619
Offices	54	54	53	54	53

(1)Core deposits equals deposits less brokered deposits.
(2)Non-GAAP financial measure - see “Reconciliation of Non-GAAP Financial Measures”.
(3)Capital ratios for December 31, 2024 are preliminary until the Call Report is filed.

CONSOLIDATED BALANCE SHEETS (in thousands, except share data)
	December 31, 2024	December 31, 2023
	(Unaudited)
ASSETS
Cash and due from banks	$71,733	$70,451
Short-term investments	96,472	81,373
Total cash and cash equivalents	168,205	151,824

Securities available-for-sale, at fair value	991,426	1,051,728
Securities held-to-maturity, at amortized cost (fair value of $113,107 and $119,215, respectively)	131,568	129,918
Real estate mortgage loans held-for-sale	1,700	1,158

Loans, net of allowance for credit losses of $85,960 and $71,972	5,031,988	4,844,562

Land, premises and equipment, net	60,489	57,899
Bank owned life insurance	113,320	109,114
Federal Reserve and Federal Home Loan Bank stock	21,420	21,420
Accrued interest receivable	28,446	30,011
Goodwill	4,970	4,970
Other assets	124,842	121,425
Total assets	$6,678,374	$6,524,029

LIABILITIES
Noninterest bearing deposits	$1,297,456	$1,353,477
Interest bearing deposits	4,603,510	4,367,048
Total deposits	5,900,966	5,720,525

Borrowings - Federal Home Loan Bank advances	0	50,000
Accrued interest payable	15,117	20,893
Other liabilities	78,380	82,818
Total liabilities	5,994,463	5,874,236

STOCKHOLDERS’ EQUITY
Common stock: 90,000,000 shares authorized, no par value
25,978,831 shares issued and 25,509,592 outstanding as of December 31, 2024
25,903,686 shares issued and 25,430,566 outstanding as of December 31, 2023	129,664	127,692
Retained earnings	736,412	692,760
Accumulated other comprehensive income (loss)	(166,500)	(155,195)
Treasury stock, at cost (469,239 shares and 473,120 shares as of December 31, 2024 and December 31, 2023, respectively)	(15,754)	(15,553)
Total stockholders’ equity	683,822	649,704
Noncontrolling interest	89	89
Total equity	683,911	649,793
Total liabilities and equity	$6,678,374	$6,524,029

CONSOLIDATED STATEMENTS OF INCOME (unaudited - in thousands, except share and per share data)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
NET INTEREST INCOME
Interest and fees on loans
Taxable	$83,253	$80,631	$335,639	$304,130
Tax exempt	296	1,016	2,126	3,885
Interest and dividends on securities
Taxable	2,997	3,187	12,048	13,153
Tax exempt	3,914	4,009	15,714	16,396
Other interest income	2,910	2,099	7,631	5,703
Total interest income	93,370	90,942	373,158	343,267

Interest on deposits	41,676	42,154	172,759	137,791
Interest on short-term borrowings	0	189	3,720	8,441
Total interest expense	41,676	42,343	176,479	146,232

NET INTEREST INCOME	51,694	48,599	196,679	197,035

Provision for credit losses	3,691	300	16,750	5,850

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	48,003	48,299	179,929	191,185

NONINTEREST INCOME
Wealth advisory fees	2,699	2,311	10,469	9,080
Investment brokerage fees	456	445	1,894	1,815
Service charges on deposit accounts	2,825	2,682	11,157	10,773
Loan and service fees	2,977	2,968	11,832	11,750
Merchant and interchange fee income	889	907	3,542	3,651
Bank owned life insurance income	1,216	740	4,210	3,133
Interest rate swap fee income	0	0	0	794
Mortgage banking income (loss)	48	(70)	116	(254)
Net securities gains (losses)	0	(9)	(46)	(25)
Net gain on Visa shares	0	0	8,996	0
Other income	766	7,234	4,674	9,141
Total noninterest income	11,876	17,208	56,844	49,858

NONINTEREST EXPENSE
Salaries and employee benefits	17,261	15,733	66,728	59,147
Net occupancy expense	1,706	1,486	6,865	6,360
Equipment costs	1,405	1,443	5,612	5,632
Data processing fees and supplies	3,742	3,698	15,161	14,003
Corporate and business development	950	877	4,965	4,807
FDIC insurance and other regulatory fees	894	894	3,465	3,363
Professional fees	2,275	2,299	8,950	8,583
Wire fraud loss	0	0	0	18,058
Other expense	2,420	3,015	13,338	10,757
Total noninterest expense	30,653	29,445	125,084	130,710

INCOME BEFORE INCOME TAX EXPENSE	29,226	36,062	111,689	110,333
Income tax expense	5,036	6,436	18,211	16,566
NET INCOME	$24,190	$29,626	$93,478	$93,767

BASIC WEIGHTED AVERAGE COMMON SHARES	25,686,276	25,614,420	25,676,543	25,604,751

BASIC EARNINGS PER COMMON SHARE	$0.94	$1.16	$3.64	$3.67

DILUTED WEIGHTED AVERAGE COMMON SHARES	25,792,460	25,732,870	25,769,018	25,723,165

DILUTED EARNINGS PER COMMON SHARE	$0.94	$1.16	$3.63	$3.65

LAKELAND FINANCIAL CORPORATION
LOAN DETAIL
(unaudited, in thousands)

	December 31, 2024		September 30, 2024		December 31, 2023
Commercial and industrial loans:
Working capital lines of credit loans	$649,609	12.7%	$678,079	13.3%	$604,893	12.3%
Non-working capital loans	801,256	15.6	814,804	16.0	815,871	16.6
Total commercial and industrial loans	1,450,865	28.3	1,492,883	29.3	1,420,764	28.9

Commercial real estate and multi-family residential loans:
Construction and land development loans	567,781	11.1	729,293	14.3	634,435	12.9
Owner occupied loans	807,090	15.8	810,453	15.9	825,464	16.8
Nonowner occupied loans	872,671	17.0	766,821	15.1	724,101	14.7
Multifamily loans	344,978	6.7	243,283	4.8	253,534	5.1
Total commercial real estate and multi-family residential loans	2,592,520	50.6	2,549,850	50.1	2,437,534	49.5

Agri-business and agricultural loans:
Loans secured by farmland	156,609	3.1	157,413	3.1	162,890	3.3
Loans for agricultural production	230,787	4.5	200,971	4.0	225,874	4.6
Total agri-business and agricultural loans	387,396	7.6	358,384	7.1	388,764	7.9

Other commercial loans	95,584	1.9	94,309	1.9	120,726	2.5
Total commercial loans	4,526,365	88.4	4,495,426	88.4	4,367,788	88.8

Consumer 1-4 family mortgage loans:
Closed end first mortgage loans	259,286	5.1	261,462	5.1	258,103	5.2
Open end and junior lien loans	214,125	4.2	210,275	4.1	189,663	3.9
Residential construction and land development loans	16,818	0.3	14,200	0.3	8,421	0.2
Total consumer 1-4 family mortgage loans	490,229	9.6	485,937	9.5	456,187	9.3

Other consumer loans	104,041	2.0	103,547	2.1	96,022	1.9
Total consumer loans	594,270	11.6	589,484	11.6	552,209	11.2
Subtotal	5,120,635	100.0%	5,084,910	100.0%	4,919,997	100.0%
Less: Allowance for credit losses	(85,960)		(83,627)		(71,972)
Net deferred loan fees	(2,687)		(2,920)		(3,463)
Loans, net	$5,031,988		$4,998,363		$4,844,562

LAKELAND FINANCIAL CORPORATION
DEPOSITS AND BORROWINGS
(unaudited, in thousands)

	December 31, 2024	September 30, 2024	December 31, 2023
Noninterest bearing demand deposits	$1,297,456	$1,284,527	$1,353,477
Savings and transaction accounts:
Savings deposits	276,179	276,468	301,168
Interest bearing demand deposits	3,471,455	3,273,405	3,049,059
Time deposits:
Deposits of $100,000 or more	642,776	787,095	792,738
Other time deposits	213,100	215,818	224,083
Total deposits	$5,900,966	$5,837,313	$5,720,525
FHLB advances and other borrowings	0	30,000	50,000
Total funding sources	$5,900,966	$5,867,313	$5,770,525

LAKELAND FINANCIAL CORPORATION
AVERAGE BALANCE SHEET AND NET INTEREST ANALYSIS
(UNAUDITED)

	Three Months Ended December 31, 2024			Three Months Ended September 30, 2024			Three Months Ended December 31, 2023
(fully tax equivalent basis, dollars in thousands)	Average Balance	Interest Income	Yield (1)/ Rate	Average Balance	Interest Income	Yield (1)/ Rate	Average Balance	Interest Income	Yield (1)/ Rate
Earning Assets
Loans:
Taxable (2)(3)	$5,060,397	$83,253	6.54%	$5,037,855	$86,118	6.80%	$4,820,389	$80,631	6.64%
Tax exempt (1)	26,217	364	5.52	26,493	366	5.50	59,306	1,265	8.46
Investments: (1)
Securities	1,134,011	7,953	2.79	1,128,705	7,871	2.77	1,107,862	8,262	2.96
Short-term investments	2,765	29	4.17	2,841	35	4.90	2,610	32	4.86
Interest bearing deposits	247,530	2,881	4.63	133,393	1,738	5.18	155,770	2,067	5.26
Total earning assets	$6,470,920	$94,480	5.81%	$6,329,287	$96,128	6.04%	$6,145,937	$92,257	5.96%
Less: Allowance for credit losses	(84,687)			(81,353)			(72,165)
Nonearning Assets
Cash and due from banks	67,994			63,744			69,563
Premises and equipment	60,325			59,493			58,436
Other nonearning assets	281,044			285,293			312,659
Total assets	$6,795,596			$6,656,464			$6,514,430

Interest Bearing Liabilities
Savings deposits	$274,960	$43	0.06%	$280,180	$45	0.06%	$306,875	$52	0.07%
Interest bearing checking accounts	3,505,470	31,562	3.58	3,295,911	33,822	4.08	3,073,570	30,953	4.00
Time deposits:
In denominations under $100,000	214,429	1,921	3.56	215,020	1,914	3.54	220,678	1,810	3.25
In denominations over $100,000	734,342	8,150	4.42	844,882	9,775	4.60	827,017	9,339	4.48
Miscellaneous short-term borrowings	5	0	5.30	13,752	189	5.48	13,285	189	5.64
Total interest bearing liabilities	$4,729,206	$41,676	3.51%	$4,649,745	$45,745	3.91%	$4,441,425	$42,343	3.78%
Noninterest Bearing Liabilities
Demand deposits	1,281,921			1,244,184			1,374,452
Other liabilities	90,725			92,375			125,900
Stockholders' Equity	693,744			670,160			572,653
Total liabilities and stockholders' equity	$6,795,596			$6,656,464			$6,514,430
Interest Margin Recap
Interest income/average earning assets		94,480	5.81%		96,128	6.04%		92,257	5.96%
Interest expense/average earning assets		41,676	2.56		45,745	2.88		42,343	2.73
Net interest income and margin		$52,804	3.25%		$50,383	3.16%		$49,914	3.23%

(1)Tax exempt income was converted to a fully taxable equivalent basis at a 21 percent tax rate. The tax equivalent rate for tax exempt loans and tax exempt securities acquired after January 1, 1983, included the Tax Equity and Fiscal Responsibility Act of 1982 (“TEFRA”) adjustment applicable to nondeductible interest expenses. Taxable equivalent basis adjustments were $1.11 million, $1.11 million and $1.32 million in the three-month periods ended December 31, 2024, September 30, 2024, and December 31, 2023, respectively.
(2)Loan fees, which are immaterial in relation to total taxable loan interest income for the three months ended December 31, 2024, September 30, 2024, and December 31, 2023, are included as taxable loan interest income.
(3)Nonaccrual loans are included in the average balance of taxable loans.

Reconciliation of Non-GAAP Financial Measures

Tangible common equity, adjusted tangible common equity, tangible assets, adjusted tangible assets, tangible book value per common share, tangible common equity to tangible assets, adjusted tangible common equity to adjusted tangible assets, and pretax pre-provision earnings are non-GAAP financial measures calculated based on GAAP amounts. Tangible common equity is calculated by excluding the balance of goodwill and other intangible assets from the calculation of equity, net of deferred tax. Tangible assets are calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets, net of deferred tax. Adjusted tangible assets and adjusted tangible common equity remove the fair market value adjustment impact of the available-for-sale investment securities portfolio in accumulated other comprehensive income (loss) ("AOCI"). Tangible book value per common share is calculated by dividing tangible common equity by the number of shares outstanding less true treasury stock. Pretax pre-provision earnings is calculated by adding net interest income to noninterest income and subtracting noninterest expense. Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. However, management considers these measures of the company’s value meaningful to understanding of the company’s financial information and performance.

A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	Three Months Ended			Twelve Months Ended
	Dec. 31, 2024	Sep. 30, 2024	Dec. 31, 2023	Dec. 31, 2024	Dec. 31, 2023
Total Equity	$683,911	$699,181	$649,793	$683,911	$649,793
Less: Goodwill	(4,970)	(4,970)	(4,970)	(4,970)	(4,970)
Plus: DTA Related to Goodwill	1,167	1,167	1,167	1,167	1,167
Tangible Common Equity	680,108	695,378	645,990	680,108	645,990
Market Value Adjustment in AOCI	165,932	137,435	154,460	165,932	154,460
Adjusted Tangible Common Equity	846,040	832,813	800,450	846,040	800,450

Assets	$6,678,374	$6,645,371	$6,524,029	$6,678,374	$6,524,029
Less: Goodwill	(4,970)	(4,970)	(4,970)	(4,970)	(4,970)
Plus: DTA Related to Goodwill	1,167	1,167	1,167	1,167	1,167
Tangible Assets	6,674,571	6,641,568	6,520,226	6,674,571	6,520,226
Market Value Adjustment in AOCI	165,932	137,435	154,460	165,932	154,460
Adjusted Tangible Assets	6,840,503	6,779,003	6,674,686	6,840,503	6,674,686

Ending Common Shares Issued	25,689,730	25,684,916	25,614,585	25,689,730	25,614,585

Tangible Book Value Per Common Share	$26.47	$27.07	$25.22	$26.47	$25.22

Tangible Common Equity/Tangible Assets	10.19%	10.47%	9.91%	10.19%	9.91%
Adjusted Tangible Common Equity/Adjusted Tangible Assets	12.37%	12.29%	11.99%	12.37%	11.99%

Net Interest Income	$51,694	$49,273	$48,599	$196,679	$197,035
Plus: Noninterest Income	11,876	11,917	17,208	56,844	49,858
Minus: Noninterest Expense	(30,653)	(30,393)	(29,445)	(125,084)	(130,710)

Pretax Pre-Provision Earnings	$32,917	$30,797	$36,362	$128,439	$116,183

Adjusted core noninterest income, adjusted core noninterest expense, adjusted earnings before income taxes, core operational profitability, core operational diluted earnings per common share and adjusted core efficiency ratio are non-GAAP financial measures calculated based on GAAP amounts. These adjusted amounts are calculated by excluding the impact of the net gain on Visa shares, legal accrual, and wire fraud loss and associated insurance and loss recoveries and adjustments to salaries and employee benefits expense for the periods presented below. Management considers these measures of financial performance to be meaningful to understanding the company’s core business performance for these periods.

A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	Three Months Ended			Twelve Months Ended
	Dec. 31, 2024	Sep. 30, 2024	Dec. 31, 2023	Dec. 31, 2024	Dec. 31, 2023
Noninterest Income	$11,876	$11,917	$17,208	$56,844	$49,858
Less: Net (Gain) Loss on Visa Shares	0	15	0	(8,996)	0
Less: Insurance and Loss Recoveries	0	0	(6,300)	(1,000)	(6,300)
Adjusted Core Noninterest Income	$11,876	$11,932	$10,908	$46,848	$43,558

Noninterest Expense	$30,653	$30,393	$29,445	$125,084	$130,710
Less: Legal Accrual	0	0	0	(4,537)	0
Less: Wire Fraud Loss	0	0	0	0	(18,058)
Plus: Salaries and Employee Benefits (1)	0	0	(453)	0	1,397
Adjusted Core Noninterest Expense	$30,653	$30,393	$28,992	$120,547	$114,049

Earnings Before Income Taxes	$29,226	$27,738	$36,062	$111,689	$110,333
Adjusted Core Impact:
Noninterest Income	0	15	(6,300)	(9,996)	(6,300)
Noninterest Expense	0	0	453	4,537	16,661
Total Adjusted Core Impact	0	15	(5,847)	(5,459)	10,361
Adjusted Earnings Before Income Taxes	29,226	27,753	30,215	106,230	120,694
Tax Effect	(5,036)	(4,404)	(4,996)	(16,853)	(19,119)
Core Operational Profitability (2)	$24,190	$23,349	$25,219	$89,377	$101,575

Diluted Earnings Per Common Share	$0.94	$0.91	$1.16	$3.63	$3.65
Impact of Adjusted Core Items	0.00	0.00	(0.18)	(0.16)	0.30
Core Operational Diluted Earnings Per Common Share	$0.94	$0.91	$0.98	$3.47	$3.95

Adjusted Core Efficiency Ratio	48.22%	49.66%	48.72%	49.49%	47.40%

(1)In 2023, long-term, incentive-based compensation accruals were reduced as a result of the wire fraud loss and associated insurance and loss recoveries.
(2)Core operational profitability was $11,000 higher and $4.4 million lower than reported net income for the three months ended September 30, 2024 and December 31, 2023, respectively. Core operational profitability was $4.1 million lower and $7.8 million higher than reported net income for the twelve months ended December 31, 2024 and 2023, respectively.

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